Exhibit 10.42

November 7th, 2024

To:    Fran Weissman From:     Dan Sullivan
Re:    Job Change - Promotion

Dear Fran:

We are pleased to inform you that you have been promoted effective December l5th, 2024, to Chief Financial Officer. Your new salary will be $ 550,000 annually, gross, paid semi-monthly and you will continue to report to me.

Bonus Program: You will be able to participate in the FY25 Bonus program, with a bonus target of
65% of your base salary.

Additionally, you will be entitled to the '25 Executive Benefits which will be provided to you under separate cover.

Congratulations Fran! Please confirm your acceptance of this offer by the end of this week by signing and returning this offer to me.

If you have any questions, please do not hesitate to ask.

Sincerely,
Dan Sullivan
Chief Operating Officer

COLLEAGUE OFFER ACCEPTED

/s/Francesca Weissman 11/5/2024
Name              Date